UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 11, 2017

SOUTHWESTERN ENERGY COMPANY

(Exact name of registrant as specified in its charter)

Delaware	001-08246	71-0205415
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

10000 Energy Drive

Spring, Texas 77389

(Address of principal executive office) (Zip Code)

(832) 796-1000

(Registrants’ telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933(§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 1.01 Entry into a Material Definitive Agreement.

Underwriting Agreement

On September 11, 2017, Southwestern Energy Company (the “Company”) entered into an Underwriting Agreement (the “Underwriting Agreement”) between the Company and J.P. Morgan Securities LLC as representative of the underwriters named therein (the “Underwriters”), with respect to the offer and sale of $650,000,000 aggregate principal amount of 7.500% Senior Notes due 2026 (the “2026 Notes”) and $500,000,000 aggregate principal amount of 7.750% Senior Notes due 2027 (the “2027 Notes” and, together with the 2026 Notes, the “Notes”). The Notes sold pursuant to the Underwriting Agreement were registered under the Company’s registration statement on Form S-3 (File No. 333-208074). The offering of the Notes is expected to close on September 25, 2017, subject to customary closing conditions. The Company expects to receive net proceeds from the offering of approximately $1,133 million after deducting the underwriting discounts and estimated offering expenses. The Company intends to use approximately $327 million of the net proceeds from the offering to repay in full and terminate its 2015 Amended and Restated Term Loan with various lenders and Bank of America, N.A., as administrative agent and lender, and the remaining net proceeds of this offering, together with cash on hand, to fund the previously announced tender offers to purchase for cash, subject to certain conditions, (i) any and all of the Company’s 4.05% Senior Notes due 2020 (the “2020 Notes”) and (ii) subject to certain limits, up to $100 million of each of the Company’s 4.10% Senior Notes due 2022 and 4.95% Senior Notes due 2025 subject to the applicable priority levels and caps (collectively, the “Tender Offers”). If the Tender Offers are not consummated, or the aggregate amount of securities tendered in the Tender Offers and accepted for payment is less than the net proceeds of the offering dedicated for that purpose, the Company will use the remainder of the net proceeds for other repayments of indebtedness, subject to the terms of the Company’s credit facilities.

The Underwriting Agreement includes customary representations, warranties and covenants by the Company. It also provides for customary indemnification by each of the Company and the respective Underwriters against certain liabilities arising out of or in connection with sale of the Notes and for customary contribution provisions in respect of those liabilities.

The foregoing summary of the material terms of the Underwriting Agreement and the transaction contemplated thereby is subject to, and qualified in its entirety by, the full text of the Underwriting Agreement, which is attached hereto as Exhibit 1.1 and incorporated herein by reference.

The Underwriting Agreement has been filed with this Current Report on Form 8-K to provide investors and security holders with information regarding its terms and is not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Underwriting Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or any of its subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Underwriting Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

The Underwriters and their affiliates have provided and in the future may continue to provide various financial advisory, cash management, investment banking, commercial banking and other financial services, including the provision of credit facilities, to the Company in the ordinary course of business for which they have received and will continue to receive customary compensation.

Item 9.01 Financial Statements and Exhibits.

EXHIBIT INDEX

Exhibit No.	Description

1.1	Underwriting Agreement, dated September 11, 2017, between Southwestern Energy Company and J.P. Morgan Securities LLC, as representative of the underwriters named therein

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHWESTERN ENERGY COMPANY

Dated: September 12, 2017	By:	/s/ Jennifer E. Stewart
		Name:	Jennifer E. Stewart
		Title:	Senior Vice President and Chief Financial Officer – Interim

EXHIBIT INDEX
Exhibit No.	Description

1.1	Underwriting Agreement, dated September 11, 2017, between Southwestern Energy Company and J.P. Morgan Securities LLC, as representative of the underwriters named therein